EXHIBIT A

Agreement of Reporting Persons

Each of the undersigned hereby agrees that Amendment No. 1 to Schedule 13G filed on the date hereof with respect to the Ordinary Shares of ClickSoftware Technologies Ltd. has been filed on behalf of the undersigned.

Dated: September 30, 2003

Entities:

Oak Investment Partners VI, Limited Partnership

Oak Associates VI, LLC

Oak VI Affiliates Fund, Limited Partnership

Oak VI Affiliates, LLC

Oak Management Corporation

By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer, as General Partner or Managing Member or as Attorney-in-fact for the above-listed entities

Individuals:

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer, Individually and as Attorney-in-fact for the above-listed individuals

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